Exhibit 99.1

The St. Joe Company Reports Second Quarter 2012 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 2, 2012--The St. Joe Company (NYSE:JOE) today announced Net Income for the second quarter of 2012 of $0.2 million, or $0.00 per share, compared to a Net Loss of $(13.3) million, or $(0.14) per share for the second quarter of 2011. For the six months ended June 30, 2012, the Company reported a Net Loss of $(0.7) million or $(0.01) per share compared to Net Income of $0.8 million or $0.01 per share for the same period last year.

Revenue for the second quarter of 2012 increased to $30.4 million compared to $25.3 million in the second quarter of 2011, which is a 20.2% increase. For the six months ended June 30, 2012, the Company recorded $60.9 million in revenue compared to $98.7 million for the first six months of 2011. Included in the 2011 figure is a one-time timber deed transaction that added $54.5 million to revenue for the first six months of 2011. Excluding the effect of the timber deed, revenue in the first six months of 2012 increased to $60.9 million compared to $44.2 million in the first six months of 2011.

Highlights for the second quarter of 2012 compared to the second quarter of 2011 include:

  The sale of residential homesites increased 68% quarter over quarter, from 25 units sold to 42 units sold. Sales of homesites increased in all of the Company’s communities but sales in primary communities, such as Rivertown and Breakfast Point, grew at a faster pace than sales in the resort communities. The sale of real estate in the Company’s commercial and rural land businesses was relatively unchanged quarter over quarter.
  Tons of timber sold increased approximately 23% quarter over quarter because investments in planning and infrastructure enabled more efficient harvest operations compared to the second quarter of last year.
  Revenue in the Company’s resorts and clubs business, which includes the WaterColor Inn and vacation rentals, grew approximately 14% quarter over quarter due to a strong summer vacation season.
  Other operating expenses and corporate expense (net) declined $5.5 million compared to the second quarter of 2011 as a result of reductions in professional fees, pension, rent and employee costs.

  Restructuring expense was $5.9 million lower compared to the second quarter of last year.
  The Company received $1.1 million in payments for one of our claims related to the Deepwater Horizon oil spill, which is reflected in other income on our financial statements.

Park Brady, St. Joe’s Chief Executive Officer, said “Our second quarter results reflect our efforts to stabilize the company. I’m encouraged by the trends in our residential, timber and resorts businesses. With $170 million in cash we’re in a position to either hold or opportunistically reposition our assets to create additional shareholder value. We plan to continue to invest in those projects that we believe meet our risk-adjusted return criteria such as our holdings in Venture Crossings at the Airport, the Port of St. Joe, Breakfast Point, our primary home community in Northwest Florida, and Rivertown, our primary home community in Northeast Florida. We’re continuing to study our other real estate assets and markets for growth opportunities.”

FINANCIAL DATA
($ in millions except per share amounts)

Consolidated Results

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Real estate sales	$5.0	$3.4	$19.0	$8.7
Resort and club revenues	14.8	13.0	21.1	18.1
Timber sales	9.7	8.2	19.2	70.8
Other revenues	0.9	0.7	1.6	1.1
Total revenues	30.4	25.3	60.9	98.7
Expenses
Cost of real estate sales	2.9	2.8	10.5	4.5
Cost of resort and club revenues	11.5	11.0	18.4	17.6
Cost of timber sales	6.2	6.0	12.5	12.2
Cost of other revenues	0.5	0.5	1.3	1.0
Other operating expenses	4.2	6.3	8.0	13.3
Corporate expense, net	4.9	8.3	9.3	26.5
Restructuring charge	--	5.9	0.1	10.4
Impairment losses	--	1.7	--	2.5
Depreciation and amortization	2.5	3.4	4.8	9.9
Total expenses	32.7	45.9	64.9	97.9
Operating loss	(2.3)	(20.6)	(4.0)	0.8
Other income (expense)	2.5	0.3	3.9	0.6
Pretax income (loss) from continuing operations	0.2	(20.3)	(0.1)	1.4
Income tax expense (benefit)	--	(7.0)	0.6	0.6
Equity (loss) in income of unconsolidated affiliates	--	--	--	--
Net income (loss)	$0.2	$(13.3)	$(0.7)	$0.8
Net income (loss) per share	$ --	$(0.14)	$ (0.01)	$0.01

Weighted average shares outstanding	92,293,017	92,207,304	92,279,035	92,401,380

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Residential
Real estate sales	$4.2	$2.8	$7.7(1)	$5.1
Resort and club revenues	14.8	13.0	21.1	18.1
Other revenues	0.6	0.6	1.3	1.0
Total Residential	19.6	16.4	30.1	24.2
Commercial
Real estate sales	0.6	0.6	6.7	0.8
Rental revenues	0.3	--	0.4	0.1
Total Commercial	0.9	0.6	7.1	0.9
Rural Land sales	0.2	0.1	4.5	2.8
Forestry sales	9.7	8.2	19.2	70.8
Total revenues	$30.4	$25.3	$60.9	$98.7

(1) Includes the sale of a 16.5 acre parcel of land for $5.4 million.

Summary Balance Sheet

	June 30, 2012	Dec. 31, 2011
Assets
Investment in real estate	$387.5	$387.2
Cash and cash equivalents	169.9	162.4
Notes receivable	4.1	4.6
Pledged treasury securities	22.3	23.3
Prepaid pension asset	34.6	35.1
Property, plant and equipment, net	13.6	14.9
Deferred tax Asset	11.6	11.7
Other assets	22.8	22.1
Total assets	$666.4	$661.3

Liabilities and Equity
Debt	$51.7	$53.5
Accounts payable, accrued liabilities	69.9	63.9
Total liabilities	$121.6	$117.4
Total equity	544.8	543.9
Total liabilities and equity	$666.4	$661.3

Debt Schedule

	June 30, 2012	December 31, 2011
Defeased debt	$22.3	$23.3
Community Development District debt	29.4	30.2
Total debt	$51.7	$53.5

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Employee Costs	$2.5	$3.3	$6.0	$7.3
Non-cash stock compensation costs	0.5	(0.1)	1.1	8.4
Property taxes and insurance	2.2	2.4	4.3	4.8
Marketing and homeowner association cost	0.8	0.6	1.1	1.7
Occupancy, repairs and maintenance	0.3	0.9	0.5	1.9
Professional fees	1.3	4.6	2.6	11.1
Other	0.5	0.7	1.0	1.2
Pension expense (income)[1]	1.0	2.4	0.8	4.1
Capitalized costs	-	(0.2)	(0.1)	(0.7)
Total other operating and corporate expense	$9.1	$14.6	$17.3	$39.8

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan in the first quarter of 2011, resulting in a decrease to employee costs and an increase to pension expense for the six months ended June 30, 201l.

Additional Information

Additional information with respect to the Company’s results for the second quarter of 2012 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (the “Commission”).

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding the Company’s continued investment in those projects that the Company believes will meet its risk-adjusted return criteria. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance; (2) the Company’s ability to manage its cost structure; (3) the Company’s belief regarding whether specified projects meet its risk adjusted return criteria; (4) economic or other conditions that affect the desire or ability of the Company’s customers to purchase or enter into leases for its properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; and (5) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 571,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2012, The St. Joe Company. “St. Joe,” “VentureCrossings,” “ Breakfast Point,” “RiverTown,” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor/Media Contact:
Tom Hoyer, 850-231-6518
Chief Financial Officer
thoyer@joe.com